2929 California Street Torrance, California 90503 Tel. 310.212.7910 Fax. 310.212.6315 800.890.9988 www.motorcarparts.com

FOR IMMEDIATE RELEASE

Motorcar Parts of America, Inc. Announces Fourth Quarter and 2006 Fiscal Year End Results
LOS ANGELES, CA, July 13, 2006 — Motorcar Parts of America, Inc. (“MPA”) (OTC: MPAA.PK), a leading provider of remanufactured alternators and starters for the automotive aftermarket, announced today financial results for the fourth quarter and fiscal year ended March 31, 2006.
Revenues for the quarter ending March 31, 2006 were $29.7 million, up 17.5% from $25.3 million in the same quarter last year. Financial information for the fourth quarter of fiscal 2005 contained in this press release has been restated as described in Note S of MPA’s audited financial statements for the year ended March 31, 2006. Gross profit and gross margin were $8.6 million and 28.9%, respectively, as compared to $8.3 million and 32.7%, respectively, in the fourth quarter of fiscal 2005.
Operating income for the fourth quarter of fiscal 2006 was $3.7 million, down slightly from $3.8 million in the same quarter of the prior year. Operating expenses increased 9.2% in the quarter, principally reflecting additional sales, marketing and research and development costs incurred in connection with new business we were awarded, our sales efforts in the professional installer marketplace and our commitment to value-added customer service. Interest expense increased in the fourth quarter of fiscal 2006 due to greater utilization of the line of credit and increases in interest rates. Net income in the fourth quarter of fiscal 2006 was $1.9 million, or $0.22 per diluted share, compared to $2.0 million, or $0.24 per diluted share for the same quarter of fiscal 2005.
Selwyn Joffe, MPA’s Chairman, President and CEO, said, “Our fourth quarter produced another period of double digit revenue growth. We continued to increase production to meet the demands of the new business we have received, increasing production at our facilities abroad and decreasing local production. While we expect to incur additional costs as we transition production outside the U.S., we are on track to produce 95% of our total units at these facilities by the end of fiscal 2007. We are currently experiencing very positive cost metrics from our offshore facilities which will result in a reduction in our per unit manufacturing costs.”
For the fiscal year ended March 31, 2006, revenues were $112.1 million, up 17.0% from $95.8 million in fiscal 2005. Gross profit was $27.9 million, or 24.9% of revenues, in fiscal 2006 versus $27.1 million, or 28.2% of revenues in fiscal 2005. Sales and gross profit in fiscal 2006 were negatively impacted by $4.1 million in front loaded marketing allowances (accounted for as an offset to sales), which were granted to several customers in relation to new business received. In addition, $0.7 million in start-up costs for new facilities in Mexico and Nashville negatively impacted gross profit.
Operating income in fiscal 2006 was $8.8 million, down from $11.8 million in fiscal 2005. Operating expenses increased by approximately $3.9 million in fiscal 2006 which included approximately $0.7 million of expenses associated with an accounting restatement and Sarbanes-Oxley compliance and $0.7 million in administrative start-up expenses at the new facilities. Net income was $3.7 million in fiscal 2006, or $0.43 per diluted share, compared to $6.3 million or $0.73 cents per diluted share in fiscal 2005.

Financial Condition
As of March 31, 2006, the company had cash and equivalents of $400,000, working capital of $46.6 million and total assets of $101.3 million. Debt and capital lease obligations totaled $14.4 million and shareholders’ equity was $51.7 million.
In April 2006, the company increased its credit facility to $25.0 million from $15.0 million. The expiration date of the agreement was extended to October 2008.
Mervyn J. McCulloch, MPA’s Chief Financial Officer, commented, “In fiscal 2006, our success in growing our business and our new facilities required significant working capital, which resulted in cash used in operations of $11.0 million. Shortly after the fiscal year end, we improved our ability to manage our working capital requirements by increasing our credit facility to $25.0 million.”
Recent Events
In July, the company announced that it was awarded a supply contract from The Pep Boys—Manny, Moe & Jack to supply its ProStart and ProStart Platinum line of starters and alternators.
Business Outlook
“Fiscal 2006 was a productive and profitable year for MPA. We solidified our relationships with our key customers, furthered our penetration of the professional installer marketplace with new contracts which we expect will begin contributing to revenues in fiscal 2007, began filling orders on a major new contract with one of the world’s largest automobile manufacturers, continued to transition our production abroad and improved our financial flexibility. Each of these accomplishments is a component of our long-term strategy to increase our market share and improve our cost structure,” said Mr. Joffe. “In fiscal 2007, we anticipate continued revenue growth and lower production costs in our offshore facilities. However, until our Torrance production and related support operations are fully relocated, we will continue to experience cost inefficiencies. We are confident MPA is well positioned to gain additional market share and further leverage offshore production.”
Conference Call
MPA will host a conference call at 1:00 p.m. PT (4:00 p.m. ET) on Thursday, July 13, 2006, to discuss results for the fourth quarter and 2006 fiscal year. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should dial (706) 634-6508. There is no pass code required for this call. If you are unable to participate in the call at this time, a replay will be available on Thursday, July 13 at 5:00 p.m. ET, through Thursday, July 20, at midnight ET. To access the replay dial (800) 642-1687 and enter the conference ID number 2921060. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the MPA website at www.motorcarparts.com. To listen to the live call, please go to the MPA website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on MPA’s website for 90 days.
About MPA
Motorcar Parts of America, Inc. is a leading remanufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA has facilities in the United States in Torrance, California, and Nashville, Tennessee, as well as in Mexico, Singapore and Malaysia. MPA’s websites are located at www.motorcarparts.com and www.quality-built.com.

Disclosure Regarding Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements with respect to our future performance that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in our relationship with any of our customers, including the increasing customer pressure for lower prices and more favorable payment and other terms, the increasing strain on our cash position, our ability to achieve positive cash flows from operations, potential future changes in our accounting policies that may be made as a result of an SEC review of our previously filed public reports, lower revenues than anticipated from new and existing contracts, our failure to meet the financial covenants or the other obligations set forth in our bank credit agreement and the bank’s refusal to waive any such defaults, any meaningful difference between projected production needs and ultimate sales to our customers, increases in interest rates, changes in the financial condition of any of our major customers, the impact of high gasoline prices, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts industry, difficulty in obtaining component parts or increases in the costs of those parts, political or economic instability in any of the foreign countries where we conduct operations, unforeseen increases in operating costs and other factors discussed in our filings with the SEC.
For more information, contact:

Crocker Coulson	Selwyn Joffe
President	Chairman, President & CEO
CCG Investor Relations	Motorcar Parts of America, Inc.
(310) 231-8600 ext. 103	(310) 972-4005
crocker.coulson@ccgir.com
FINANCIAL TABLES FOLLOW

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,	March 31,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$400,000	$6,211,000
Short term investments	660,000	503,000
Accounts receivable, net of allowance for doubtful accounts of $26,000 and $20,000 in 2006 and 2005, respectively	13,775,000	11,513,000
Inventory — net	59,337,000	48,587,000
Deferred income tax asset	5,809,000	6,378,000
Inventory unreturned	7,052,000	2,409,000
Prepaid expenses and other current assets	918,000	1,365,000

Total current assets	87,951,000	76,966,000
Plant and equipment — net	12,164,000	5,483,000
Other assets	1,231,000	899,000

TOTAL ASSETS	$101,346,000	$83,348,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$21,882,000	$14,502,000
Accrued liabilities	1,587,000	1,378,000
Accrued salaries and wages	2,267,000	2,235,000
Accrued workers’ compensation claims	3,346,000	2,217,000
Income tax payable	1,094,000	183,000
Line of credit	6,300,000	—
Deferred compensation	495,000	450,000
Deferred income	133,000	133,000
Other current liabilities	988,000	89,000
Credit due customer	1,793,000	12,543,000
Current portion of capital lease obligations	1,499,000	416,000

Total current liabilities	41,384,000	34,146,000
Deferred income, less current portion	388,000	521,000
Deferred income tax liability	562,000	519,000
Deferred gain on sale-leaseback	2,377,000	—
Other liabilities	46,000	—
Capital lease obligations, less current portion	4,857,000	938,000

Total liabilities	49,614,000	36,124,000

Commitments and Contingencies	—	—
Shareholders’ Equity:
Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none issued	—	—
Series A junior participating preferred stock; par value $.01 per share, 20,000 shares authorized; none issued	—	—
Common stock; par value $.01 per share, 20,000,000 shares authorized; 8,316,105 and 8,183,955 shares issued and outstanding at March 31, 2006 and 2005, respectively	83,000	82,000
Additional paid-in capital	54,326,000	53,627,000
Accumulated other comprehensive gain (loss)	85,000	(55,000)
Accumulated deficit	(2,762,000)	(6,430,000)

Total shareholders’ equity	51,732,000	47,224,000

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$101,346,000	$83,348,000

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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended		Year Ended
	March 31,		March 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)
		(restated)
Net sales	$29,718,000	$25,288,000	$112,103,000	$95,785,000
Cost of goods sold	21,138,000	17,024,000	84,188,000	68,732,000

Gross profit	8,580,000	8,264,000	27,915,000	27,053,000

Operating expenses:
General and administrative	3,424,000	3,410,000	14,337,000	11,622,000
Sales and marketing	1,070,000	819,000	3,536,000	2,759,000
Research and development	426,000	275,000	1,234,000	836,000

Total operating expenses	4,920,000	4,504,000	19,107,000	15,217,000

Operating income	3,660,000	3,760,000	8,808,000	11,836,000
Other (expense) income
Interest expense	(796,000)	(396,000)	(2,974,000)	(1,794,000)
Interest income	2,000	30,000	20,000	102,000

Income before income tax expense	2,866,000	3,394,000	5,854,000	10,144,000
Income tax expense	990,000	1,350,000	2,186,000	3,856,000

Net income	$1,876,000	$2,044,000	$3,668,000	$6,288,000

Basic net income per share	$0.22	$0.25	$0.44	$0.77
Diluted net income per share	$0.22	$0.24	$0.43	$0.73
Weighted average number of shares outstanding:
— basic	8,314,364	8,179,455	8,251,319	8,151,459
— diluted	8,620,197	8,699,431	8,483,323	8,599,969
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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year Ended
	March 31,
	2006	2005
Cash flows from operating activities:
Net income	$3,668,000	$6,288,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,180,000	1,932,000
Amortization of deferred gain on sale leaseback	(218,000)	—
Provision for (recovery of) inventory reserves and stock adjustments	(159,000)	812,000
Provision for doubtful accounts	6,000	6,000
Deferred income taxes	612,000	3,305,000
Tax benefit from employee stock options exercised	414,000	241,000
Loss on disposal of assets	—	6,000
Changes in:
Accounts receivable	(2,512,000)	(2,787,000)
Inventory	(10,347,000)	(22,785,000)
Prepaid income tax	—	172,000
Inventory unreturned	(4,643,000)	41,000
Prepaid expenses and other current assets	447,000	(180,000)
Other assets	(332,000)	(130,000)
Accounts payable and accrued liabilities	8,750,000	4,029,000
Income tax payable	911,000	183,000
Deferred compensation	121,000	191,000
Deferred income	(133,000)	554,000
Credit due customer	(10,750,000)	12,543,000
Other liabilities	945,000	26,000

Net cash provided by (used in) operating activities	(11,040,000)	4,447,000

Cash flows from investing activities:
Purchase of property, plant and equipment	(4,372,000)	(2,549,000)
Proceeds from sale-leaseback transaction	4,110,000	—
Change in short term investments	(157,000)	(199,000)

Net cash used in investing activities	(419,000)	(2,748,000)

Cash flows from financing activities:
Net borrowings (payments) under the line of credit	6,300,000	(3,000,000)
Payments on capital lease obligations	(1,002,000)	(411,000)
Repurchase of warrants and stock options	—	—
Exercise of stock options	286,000	291,000

Net cash provided by (used in) financing activities	5,584,000	(3,120,000)

Effect of translation adjustment on cash	64,000	2,000

Net increase (decrease) in cash and cash equivalents	(5,811,000)	(1,419,000)
Cash and cash equivalents — beginning of year	6,211,000	7,630,000

Cash and cash equivalents — end of year	$400,000	$6,211,000